Exhibit 3.1

The text of the amendment to ARTICLE SIXTH of the Corporation’s Restated Articles of Incorporation follows, with deleted text shown with a strikethrough and added text shown with an underline, in bold:

The address of the registered office of the corporation at the time of adoption of these Restated Articles of Incorporation is 4545 West Brown Deer Road, Brown Deer, Wisconsin (P.O. address: Milwaukee, Wisconsin 53223); and the name of the registered agent at such address is ~~Deirdre C. Elliott~~ William R. A. Bergum.